EXHIBIT 10.35

MANAGEMENT COMPANY CONTRACT

of

AmCOMP ASSURANCE CORPORATION,

A FLORIDA STOCK INSURANCE COMPANY

THIS AGREEMENT is made and entered into effective the 16th day of December, 1997, by and between AmCOMP ASSURANCE CORPORATION, a Florida stock insurance company, (“AmCOMP”) and PINNACLE ADMINISTRATIVE COMPANY, a Florida corporation, (formerly known as FLORIDA ADMINISTRATORS, INC.) (“MANAGEMENT COMPANY”) and provides as follows:

WITNESSETH

WHEREAS, AMCOMP is a domestic stock insurer and has received from the Department of Insurance of the State of Florida, a Certificate of Authority to operate as a domestic stock insurer; and,

WHEREAS, AmCOMP is also authorized to act as an insurer in certain other states and jurisdictions in the United States; and

WHEREAS, AmCOMP has selected the MANAGEMENT COMPANY to provide services in connection with the operations of AmCOMP; and

WHEREAS, it is the desire of the parties hereto that the functions, duties, and responsibilities of the MANAGEMENT COMPANY and the compensation to be paid to the MANAGEMENT COMPANY be set forth in a written agreement;

NOW THEREFORE, in consideration of the mutual covenants, conditions, and agreements hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged the parties hereto do hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

As used in this agreement, the following terms shall have the following meanings:

1.1           “Law” means the Florida Statutes or, where applicable, the laws of any other applicable jurisdiction in which AmCOMP does business is an insurer.

1.2           “Claims” means a request for payment to an injured party or his beneficiaries or to others in connection therewith.

1.3           “Costs and Allocated Expenses Chargeable as Claims” means all costs and expenses for adjusting, settling, defending and finally disposing of a claim, including without limitation, disbursements for workers, compensation appeals, loss adjusting, rehabilitation, job placement and vocational training and retraining, medical evaluation, nursing care, hearings before judges of compensation claims or court costs, fees and expenses, all fees for service of process, fees to attorneys, the cost employing expert witnesses, field adjusters and investigators, the cost of all copies of transcripts and testimony or coroner’s inquests or criminal or civil proceedings, the cost of copies of public records, cost of depositions, cost of court reporters or recorded statements, any other costs properly chargeable to the defense of a particular claim, including employer liability actions, or to the protection of the subrogation rights of AmCOMP and claims against the Special Disability Trust Fund, or similar funds of other jurisdictions, and any costs associated with managed care other than the general cost of administering and overseeing a managed care program.

1.4           “Department” means the Department of Insurance or the Department of the State of Florida which may succeed to its rights and duties under the Law. Also where applicable, the term “Department” may also be deemed to refer to the administrative agency or department of any other jurisdiction in which AmCOMP does business as an insurer.

1.5           “Division” means Division of Workers’ Compensation of the Florida Department of Labor and Employment Security or the department of the State of Florida which may succeed to its rights and duties under the Workers , Compensation Law, Section 440.01, et seq., Florida Statutes, as amended from time to time. This term may also refer to any similar government entity having similar jurisdiction in any other state in which AmCOMP does business as an insurer.

1.6           “Eligible Claims” means claims which in the judgment of the MANAGEMENT COMPANY are covered by the Florida Workers’ Compensation Law, Section 440.01 et seq., Florida Statutes, as amended from time to time, or the law of any other applicable jurisdiction

1.7           “Producer” means an individual or agency licensed under the applicable state law to write the insurance coverage provided by AmCOMP.

1.8           “AmCOMP” means AmCOMP ASSURANCE CORPORATION, a Florida stock insurance company.

1.9           “Audited Standard Premium” means the premium determined by multiplying: (a) the payroll (segregated into the proper workers’ compensation job classifications), divided by 100, by: (b) the product obtained by multiplying the appropriate manual premium rates by member experience modifications, with such adjustments as necessary after routine or other audits to account for inaccurate or incomplete payroll, employee coverage and other data used to compute a Member’s premiums.

1.10         “Policy Holders” and “Insureds” means all persons, partnerships, joint ventures, corporations, companies, or unincorporated organizations which are policy holders or insureds of AmCOMP, which meet underwriting eligibility requirements established by AmCOMP and whose applications for insurance coverage have been accepted by AmCOMP.

1.11         “Records of AmCOMP” means, whether hard copy or on computer, without limitation any records pertaining to underwriting and claims, both open and closed claims; procedure manuals; mailing lists; safety reports and data; marketing plans, data and records; statistical reports; accounting records; historical records; funds received and in the custody of Service Company; records relating to the book of business, and participating members, producers and reinsurance contracts and claims; all government filings; and any other documents, materials, data, computer disks, tapes, source documents, or data file layouts pertaining to or bearing information about AmCOMP and its members and in possession of MANAGEMENT COMPANY, its agents or subcontractors.

1.12         “Rules” mean those rules adopted by the Department, pursuant to the Law, or the Division of Workers’ Compensation, as the case may be, pursuant to the Workers’ Compensation Law.

1.13         “Management Company” means Pinnacle Administrative Company, a Florida corporation, which serves as the “MANAGEMENT COMPANY” for AmCOMP pursuant to this Agreement and within the meaning of the Law and the Rules.

1.14         “Directors” mean members of the Board of Directors of AmCOMP.

1.15         “Policy” or “Policies” means plans and documents adopted or revised from time to time by the Directors, which established guiding principles by which the MANAGEMENT COMPANY and AmCOMP’s corporate officers shall administer the affairs of AmCOMP. It is the intent of the parties that the Directors shall not directly control or manage the means, methods or details of the services to be provided hereunder by the MANAGEMENT COMPANY. Notwithstanding the foregoing, the parties acknowledge the special interests of the Directors in the areas of auditing, budgeting, reinsurance, and investing the funds of AmCOMP. In recognition of those special interests, and in regard to those specific areas only, the term

“Policy” or “Policies” shall be more broadly defined to include, but not be limited to the following powers of the Directors:

(a)           Auditing — Selection and direct employment of external auditors and complete control over the auditing process;

(b)           Budgeting — Authority to amend, modify, approve and/or revise the annual budget , submitted by the MANAGEMENT COMPANY;

(c)           Reinsurance — Authority to review AmCOMP’s reinsurance program to determine its financial soundness and the reasonableness of its cost to AmCOMP and, if necessary to modify or revise AmCOMP’s reinsurance program;

(d)           Investing — Development of Policies which shall govern the investment of AmCOMP’s funds, including the Directors’ selection of investment advisors and managers after consultation with the MANAGEMENT COMPANY.

ARTICLE II

POWERS AND RESPONSIBILITY OF DIRECTORS

2.1           All corporate powers shall be exercised by or under the authority of the Directors and the business and affairs of AmCOMP shall be managed and administered pursuant to the Policies adopted by the Directors.

2.2           The Directors shall appoint independent certified public accountants and actuaries, as needed, and may appoint, hire or retain such other experts, professionals or other persons as the Directors may deem appropriate from time to time.

2.3           The Directors shall approve the payment of dividends to Members.

2.4           The Directors shall approve changes, if any, in corporate structure of AmCOMP.

2.5           The Directors shall adopt a plan submitted by the MANAGEMENT COMPANY, establishing requirements for membership in AmCOMP, if such plan has been prepared in accordance with the policies and directives of the Directors.

2.6           The Directors shall, from time to time, adopt, promulgate, amend, and re-promulgate its own rules, policies, directives and procedures, not in conflict with this Agreement, which shall govern Members and MANAGEMENT COMPANY’s handling of its duties hereunder. The MANAGEMENT COMPANY agrees to abide by such rules, policies, directives and procedures.

ARTICLE III

DUTIES AND RESPONSIBILITIES OF MANAGEMENT COMPANY

3.1           MANAGEMENT COMPANY represents and warrants that its principals and employees have the experience and qualifications to meet the needs of AMCOMP, including, but not limited to, claims administration, providing assistance in the overall planning and coordination of the business of AMCOMP, providing summary data relating to AmCOMP’s cost of providing benefits, including the frequency and distribution by type and cause, and the skill and experience to assist AmCOMP in correcting deficiencies which may arise in the operation of AmCOMP.

3.2           MANAGEMENT COMPANY shall be solely responsible for managing and administering the affairs of AmCOMP, in accordance with the Policies of the Directors, including but not limited to marketing, underwriting, billings, collection, claims administration, termination, reinstatement, safety and loss prevention, reinsurance, policy issuance, accounting, regulator reporting, investment, and general administration. The MANAGEMENT COMPANY shall have no liability or responsibility whatsoever to adjust until conclusion of any claims occurring during the contract period in the event that this Management Company Contract is terminated. Any such responsibility for continuing claims adjusting shall terminate with the termination of the Management Company Contract. Additionally, MANAGEMENT COMPANY is authorized to delegate to a service company, claims administration activities, provided, however, that MANAGEMENT COMPANY shall retain the ultimate responsibility and authority for such activities. Notwithstanding any other provision of this agreement, upon expiration or termination of this agreement for any reason, MANAGEMENT COMPANY, with notice to and approved by the Directors, shall be entitled to delegate and assign its claims handling and adjusting responsibilities hereunder to any business entity which is permitted under the Law and Rules to administer and adjust claims. AmCOMP’s Board of Directors shall not unreasonably withhold approval of MANAGEMENT COMPANY’s delegation or assignment of its claims handling adjusting responsibilities.

3.3           MANAGEMENT COMPANY shall prepare and submit to the Directors a plan establishing the requirements for membership in AmCOMP in accordance with the policies and directives of the Directors. Such plan shall include, but not be limited to, loss prevention, claims experience, billings, underwriting criteria and qualifications, credit worthiness, termination and reinstatement.

3.4           MANAGEMENT COMPANY acknowledges its fiduciary duty to AmCOMP and agrees to exercise utmost good faith in all transactions of behalf of AmCOMP and MANAGEMENT COMPANY agrees to comply with all of the Directors’ policies and directives.

3.5           The parties acknowledge that MANAGEMENT COMPANY will maintain frequent contact with the Department in carrying out its duties under this Agreement. The MANAGEMENT COMPANY is hereby designated AmCOMP’s agent for purposes of representing AmCOMP in all dealings with the Department. MANAGEMENT COMPANY acknowledges its fiduciary duty and obligation to fully and completely inform AmCOMP and the Directors. Such information shall be given to the Chairman of the Board.

3.6           Notwithstanding anything to the contrary herein contained, the MANAGEMENT COMPANY shall have the right to delegate its duties under this Agreement to such persons or entities as agents, delegates or assignees as it may properly deem necessary to the efficient performance of the duties and responsibilities assigned to the MANAGEMENT COMPANY hereunder, subject to the approval of the Directors. In extending their approval, the

Directors shall not unreasonably withhold their approval or impose arbitrary conditions or requirements.

ARTICLE IV

POWERS AND RESPONSIBILITY OF OFFICERS

4.1           AmCOMP shall have two categories of officers. Board officers shall be members of the Board of Directors and shall perform those duties prescribed in the By-Laws. Corporate Officers shall be a president, secretary and treasurer and such other officers as deemed necessary by the MANAGEMENT COMPANY, and shall only have those powers and responsibilities as expressly stated in the By-Laws or in a Director resolution and shall not have any implied powers or responsibilities not customary to that office.

ARTICLE V

COMPENSATION TO MANAGEMENT COMPANY

The MANAGEMENT COMPANY shall be paid compensation for the services rendered pursuant to this agreement in accordance with the following:

Annual base service fee (“Base Fee”)

1.             The Base Fee shall be 14% of the Audited Standard Premium. Additionally, the Base Fee shall include the expense constant less any taxes or assessments attributable to the expense constant.

2.             Either party may notify the other, not more frequently than once every 36 months as to each party, that the Base Fee is outside the “range of reasonableness” as follows:

(a)           Range of reasonableness shall be determined by comparing the Base Fees to the costs for similar services incurred by insurers writing the same lines of insurance, or where available, such expenses as filed by boards, bureaus, and associations designated by insurers to file such data.

(b)           After such notice is given, the parties shall engage in good faith negotiations to agree upon a new Base Fee.

(c)           If the parties are unable to negotiate an agreement on a new Base Fee, within 60 days after such notice is given, the parties shall jointly select a qualified major, national consultant who will conduct a market-based study to determine whether the fee is within the range of reasonableness. If the consultant concludes that the fee is outside the range of reasonableness, the consultant will opine on the appropriate range, and the parties will negotiate a fee within the range, to be effective the first day of the next calendar year or upon agreement of the parties.

(d)           If the parties are unable to agree on the selection of a consultant or if either party disagrees with the consultant’s conclusion, then the issue shall be submitted to arbitration pursuant to the provisions of the Florida Arbitration Code. During the period of any such arbitration, the Base Fee provided in this agreement (or the Base Fee then in effect) shall remain in effect.

3.             If a substantial increase or decrease in worker’s compensation insurance rates is approved by the Department, the parties shall in good faith re-negotiate the amount of the Base Fee.

ARTICLE VI

EXPENSE TO AmCOMP

It is understood and agreed by the parties to this Agreement that the fees paid to the MANAGEMENT COMPANY are consideration for the MANAGEMENT COMPANY performing all services described herein, but that such compensation does not include the following services and expenses, which shall be borne by AmCOMP:

6.1           The cost of services performed by the actuary selected by the Directors.

6.2           The cost of audits by certified public accountants or other auditors selected by AmCOMP as required by regulations or rules of the Department of other applicable law, and preparation of financial statements (whether “audited” or periodic “reviewed”) and all returns and reports required by federal, state or local taxation authorities. Said audits shall include but not limited to premium audits.

6.3           Legal fees for services performed by attorneys selected by AmCOMP.

6.4           Subject to Section 10.1, all legal fees, costs and expenses incurred in the defense of lawsuits filed against AmCOMP unrelated to claims.

6.5           The cost of services performed by any other professional selected by AmCOMP.

6.6           Any charge by a regulatory agency for any examination or audit performed by any regulatory agencies or any penalties and interest assessed.

6.7           Premiums for errors and omissions insurance, and officers and directors insurance, fidelity coverage and surety bonds to satisfy the needs of AmCOMP, its officers, directors, employees and agents, excluding MANAGEMENT COMPANY and producers.

6.8           The compensation paid to producers, including cash awards, gifts, travel packages and other incentive bonuses payable to said Producers,

6.9           Cost of investing fund monies including fiscal agent costs and fees.

6.10         Taxes and assessments to be charged against AmCOMP.

6.11         Organizational costs for AmCOMP.

6.12         Excess insurance or reinsurance premiums.

6.13         All costs related to bad debt, expense constant expense net of applicable taxes or assessments imposed by Law, Director’s expense (excluding those of MANAGEMENT COMPANY director’s), bank service charges, depreciation expense, amortization expense, dividends, and EFT plan expense.

6.14         All “Costs and Allocated Expenses Chargeable as claims” as defined in Article I.

6.15         MANAGEMENT COMPANY shall prepare and submit to the Directors a suggested annual budget for the fees, awards, costs and other expenses described in Sections 6.8. Any departure from such budget in either amount or scope shall be approved in advance by the Directors.

6.16         Except as otherwise provided below, the MANAGEMENT COMPANY shall bear all costs which are not specified above in sections 6.1 through 6.15. In the event that any material, extra costs result from changes in the Law, the parties shall negotiate in good faith an agreement as to which party shall bear such extra costs.

ARTICLE VII

RECORDS AND OFFICE

7.1           The MANAGEMENT COMPANY shall maintain, at its principal office, a copy of this Agreement together with all records of AmCOMP.

7.2           The Directors shall have the right of continuing access to the books and records of AmCOMP maintained by the MANAGEMENT COMPANY.

7.3           Claims administration and the other primary activities of the MANAGEMENT COMPANY under this Agreement shall be handled from its principal office in Palm Beach County, Florida, and books and records of AmCOMP shall be maintained in such office.

7.4           The MANAGEMENT COMPANY recognizes and acknowledges that all programs, products, or producer reimbursement plans, records of AmCOMP, AmCOMP’s book of business, list of insureds, and list of Producers, and offering any insurance product of AmCOMP are the property of AmCOMP and shall be deemed confidential and proprietary information of AmCOMP. MANAGEMENT COMPANY covenants and agrees that it will never, directly or indirectly, during the term of this Agreement or after termination thereof, use, disseminate, disclose or in any manner publish any such confidential and proprietary information without AmCOMP’s permission given in writing; provided, however, the MANAGEMENT COMPANY may, in its discretion, make copies of or have access any and all of the above specified information, data and documents to the extent they may be needed for the purpose of defending or prosecuting any legal, tax, or other administrative investigation or proceeding.

7.5           Upon termination of this Agreement, all original records of AmCOMP and data utilized in generating and maintaining those records in the custody of the MANAGEMENT COMPANY, its agents or its subcontractors shall be assembled by MANAGEMENT COMPANY at the expense of MANAGEMENT COMPANY and delivered to AmCOMP at the expenses of AmCOMP. All computer software programs purchased or developed by MANAGEMENT COMPANY and used to render services hereunder shall remain the sole and exclusive property of MANAGEMENT COMPANY.

ARTICLE VIII

TERM OF CONTRACT AND TERMINATION

8.1           This Agreement shall become effective as of the date AmCOMP commences operations, and shall remain in full force and effect for a period of five (5) years thereafter. Upon the date AmCOMP commences operations, the parties will execute an addendum to this Agreement, specifying the effective date of this Agreement.

The Agreement shall continuously renew for additional five (5) year terms unless AmCOMP notifies MANAGEMENT COMPANY that it elects to terminate the Agreement for a cause described in Section 8.2 of this Agreement.

8.2           This Agreement may be terminated by AmCOMP under the following conditions:

(a)           AmCOMP is dissolved or liquidated;

(b)           The MANAGEMENT COMPANY is disqualified from acting as a MANAGEMENT COMPANY by the Department and MANAGEMENT COMPANY is thereafter unable to cure the deficiencies cited by such agency within a reasonable amount of time, not exceeding sixty (60) days in length;

(c)           Failure of the MANAGEMENT COMPANY to manage and operate AMCOMP’s affairs in a reasonable and prudent manner; or

(d)           MANAGEMENT COMPANY intentionally and materially violates a Policy concerning auditing, budgeting, investing or reinsurance.

8.3           Arbitration.

(a)           In the event AmCOMP alleges that the MANAGEMENT COMPANY has failed to manage and operate AmCOMP in a reasonable and prudent manner, pursuant to Section 8.2(c), written notice of such non-compliance shall be given to MANAGEMENT COMPANY, specifying the specific reasons for alleging the non-compliance and suggesting corrective measures, and the MANAGEMENT COMPANY shall be given a reasonable period of time to correct such non-compliance. Within thirty (30) days after receipt of such written notice, MANAGEMENT

COMPANY shall submit to the Directors a plan to correct the noncompliance which is reasonably satisfactory to the Directors. In the event the MANAGEMENT COMPANY shall fail to submit a reasonably satisfactory corrective plan within said thirty (30) day period, or in the event that MANAGEMENT COMPANY shall fail to correct the noncompliance within a reasonable period of time, then AmCOMP may terminate this Agreement, In the event that the parties disagree as to whether the corrective plan is reasonably satisfactory or disagree on the issue of whether MANAGEMENT COMPANY has performed the requirements of the corrective plan, the matter shall be submitted to arbitration.

(b)           In the event that AmCOMP alleges that MANAGEMENT COMPANY has violated Section 8.2(d), the following shall apply:

(1)           AmCOMP shall give written notice of the alleged violation to MANAGEMENT COMPANY.

(2)           If MANAGEMENT COMPANY reasonably believes that performance of the subject Policy may result in enforcement action against MANAGEMENT COMPANY’s license or AmCOMP’s certificate of authority, or if MANAGEMENT COMPANY reasonably believes that the subject Policy is in material violation of the Law or Rules, then MANAGEMENT COMPANY shall give written notice of such concern to AmCOMP to excuse the violation of the subject Policy. if AmCOMP accepts MANAGEMENT COMPANY’s explanation, then the violation shall be excused. If AmCOMP does not accept MANAGEMENT COMPANY’s explanation, then MANAGEMENT COMPANY may submit the matter to arbitration to determine whether MANAGEMENT COMPANY’s material intentional violation was excusable.

(c)           In the event of arbitration pursuant to this article, each party shall select one arbitrator and the two arbitrators so selected shall mutually agree upon a third arbitrator, and the dispute shall otherwise be arbitrated in accordance with the Florida Arbitration Code.

ARTICLE IX

PREVAILING LAW

This Agreement shall be construed according to the laws of the state of Florida to the extent that such laws are not preempted by Federal law or by the laws of another jurisdiction in which AmCOMP is authorized to act as an insurer.

ARTICLE X

INDEMNIFICATION

10.1         Indemnification by MANAGEMENT COMPANY. MANAGEMENT COMPANY agrees to indemnify and hold AmCOMP and its officers, directors and agents harmless from and against all claims, demands, costs, damages, judgments, attorneys’ fees, expenses, obligations and liabilities of any kind or nature that occur, arise or result from MANAGEMENT COMPANY’s performance of its duties hereunder or from a breach of this Contract by MANAGEMENT COMPANY.

10.2         Indemnification by AmCOMP. AmCOMP agrees to indemnify and hold the MANAGEMENT COMPANY and its officers, directors and employees harmless from and against all claims, damages, judgments,

attorney’s fees, expenses, obligations and liabilities of any kind or nature that occur, arise or result from the directors’ or their agents mismanagement of AmCOMP’s assets or any other breach of their duties to AmCOMP, or its members, or any other duties imposed-by law (except to the extent that such mismanagement or breach of duties results from the action or omission of MANAGEMENT COMPANY, its officers, directors or employees).

ARTICLE XI

11.1         Additional Insurance Lines. During the term of this Agreement, AmCOMP shall not offer any other person or firm the right to act as an administrator or management company on behalf of AmCOMP with respect to any additional insurance lines AmCOMP may offer, unless AmCOMP first offers such right to the MANAGEMENT COMPANY upon the same terms and conditions. This right of first refusal must be exercised by the MANAGEMENT COMPANY within thirty (30) days after the new opportunity is offered to it by AmCOMP If the MANAGEMENT COMPANY declines such opportunity, the Management contract or other arrangement with the other person or firm may then be implemented, but only on the same terms and conditions stated in the original offer to the MANAGEMENT COMPANY. If the terms and conditions are different, the MANAGEMENT COMPANY shall again have the right of the first refusal with respect to such modified offer.

ARTICLE XII

MISCELLANEOUS

12.1         During the term of this Agreement, MANAGEMENT COMPANY shall maintain a fidelity bond covering its employees, with AmCOMP as obligee, in an amount sufficient to protect all monies placed in any revolving account made available to MANAGEMENT COMPANY for the payment of claims, judgments and other related expenses. The coverage and amount for the bond shall be as required by the Department or other applicable law.

12.2         The Directors will, from time to time, designate a single contact person or representative from among their membership who will be responsible for receiving notices and other communications from the MANAGEMENT COMPANY and reporting the directives and other communications of the directors to the MANAGEMENT COMPANY. Until otherwise notified in writing, the initial representative of the Directors shall be the Chairman of the Board serving at any time, and the representative of MANAGEMENT COMPANY shall be its President serving at any time.

12.3         This Agreement has been duly adopted by the Board of Directors of MANAGEMENT COMPANY and by the Board of Directors of AmCOMP at meetings duly called and held by them, respectively. This Agreement does not and will not conflict with or violate the charter or other organizational documents of any party, or any agreement, instrument, law, order, rule, regulation, or other obligation or arrangement by which a party may be bound.

12.4         If the MANAGEMENT COMPANY is required to assume responsibility for the, open claims and files of such an organization that has been terminated or is in the process of winding up or dissolving, then the parties shall mutually agree upon the reasonable compensation to which MANAGEMENT COMPANY will be entitled in consideration for assuming the responsibility for closing out such claims and files.

If AmCOMP acquires, merges, forms, or consolidates with any other insurance company, self-insurance fund, organization or other entity providing like insurance coverages or services, this Agreement shall also apply to such new or additional company, fund, organization or entity, and the MANAGEMENT COMPANY’s fees shall be based on the new or additional premiums paid by the Members or Policyholders of such additional company, fund, organization, or other entity. If the MANAGEMENT COMPANY is required to assume responsibility for the open Claims and files of such an organization that has been terminated or is in the process of winding up or dissolving, then the parties shall mutually agree upon the reasonable compensation to which MANAGEMENT COMPANY will be entitled in consideration for assuming the responsibility for closing out such Claims and files.

12.5         Neither party nor any representative, agent, employee, designee or other firm or individual acting on its behalf or at its direction , shall, in bad faith, take any action for the primary purpose of circumventing, diminishing or otherwise avoiding that party’s obligations under this Agreement, terminating this Agreement, or causing the non-renewal of the same, including the (i) imposition of unreasonable or unfair obligations upon the other party for the purpose of causing the other party to request termination of this Agreement, (ii) the imposition of arbitrary standards, policies or procedures upon the other party, or (iii) unreasonably withholding consent or unreasonably exercising its discretion where such consent or discretion may be requested by MANAGEMENT COMPANY or exercised by the other party.

12.6 This Agreement constitutes the entire agreement between the parties, cannot be modified except in a writing, signed by the President of MANAGEMENT COMPANY and Chairman of the Board of Directors, and shall be binding upon for the benefit of the respective successors and assigns of the parties (including any entities, funds, or other organizations merging into, consolidated with, formed by, or acquired by AmCOMP Assurance Corporation, a Florida stock insurance company.

IN WITNESS WHEREOF the undersigned have executed this Agreement on the date set forth above.

AmCOMP ASSURANCE CORPORATION

By:	/s/ Fred R. Lowe
President

PINNACLE ADMINISTRATIVE COMPANY

By:	/s/ Dale E. Hanson, Sec.
Secretary